Filed Pursuant to Rule 433

Registration No. 333-253385

September 1, 2022

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021

Equity Index Underlying Supplement dated February 23, 2021 and
Index Supplement dated July 28, 2022)

Linked to the HSBC Vantage+ Index (USD) Excess Return (the “Reference Asset”)

►	The HSBC Vantage+ Index (USD) Excess Return is a rules-based, long-only excess return strategy that dynamically allocates to a diversified portfolio of various asset classes, consisting of 13 ETF Components and Cash

►	1.659x exposure to any positive return of the Reference Asset

►	Return of principal at maturity if the Reference Return is negative

►	Approximate 3 year maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

Growth Opportunity Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-31 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $850.00 and $950.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% and referral fees of up to 0.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 0.75% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-31 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	Approximate 3 year maturity
Reference Asset	The HSBC Vantage+ Index (USD) Excess Return (Ticker: HSIEVPLS)
Maximum Cap:	None.
Upside Participation Rate:	165.90% (1.659x)
Reference Return	Final Value – Initial Value Initial Value
Payment at Maturity per Note	■ If the Reference Return is greater than zero: $1,000 + ($1,000 × Reference Return × Upside Participation Rate) ■ If the Reference Return is less than or equal to zero: $1,000 (a zero return)
Initial Value	The Official Closing Level on the Pricing Date.
Final Value	The Official Closing Level on the Final Valuation Date.
Pricing Date	September 30, 2022
Trade Date	September 30, 2022
Original Issue Date	October 5, 2022
Final Valuation Date(2)	October 1, 2025
Maturity Date(2)	October 6, 2025
CUSIP/ISIN	40441XKT6/US40441XKT62

The Notes

The Notes are designed for investors who believe the Reference Asset will appreciate over the term of the Notes.

If the Reference Asset appreciates over the term of the Notes, you will realize a return equal to 170.00% (1.70x) of the appreciation of the Reference Asset.

If the Reference Return is less than or equal to zero, you will receive your principal at maturity (a zero return).

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes reflecting the Upside Participation Rate of 165.90% (1.659x). The left hand column shows the Reference Return.

Information about the Reference Asset

The HSBC Vantage+ Index (USD) Excess Return (the “Index”) is a rules-based, long-only excess return strategy that dynamically allocates to a diversified portfolio of various asset classes, consisting of 13 ETF Components and Cash (together, the “Index Constituents”).

The assets are classified in 6 different Asset Classes: Developed Equities, Developed Bonds, Emerging Markets, Real Assets, Inflation and Cash. The weight of each ETF Component and each Asset Class are subject to caps to ensure diversification.

The Index seeks to allocate to a portfolio of assets with the highest historical 3 and 6 month returns for a given level of risk, in this case equivalent to a volatility of 5%.

The Index is an excess return index and reflects the return of the selected portfolio (including the reinvested dividends of the ETF Components) less the cost of financing the portfolio (the daily Secured Overnight Finance Rate (“SOFR”) plus a spread adjustment of 0.26161%). The exposure of the Index to the selected portfolio varies between 0% and 150% and is adjusted intra-month to achieve a volatility target of 6% for the Index. The Index is subject to a maintenance fee of 0.85% per annum, deducted daily.

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Hypothetical and Historical Performance of the Reference Asset

The graph below sets forth the hypothetical back-tested performance of the Index from August 24, 2012 through November 7, 2019 and the historical performance of the Index from November 8, 2019 to August 29, 2022. The Index has been calculated by Solactive AG (“Solactive”, the “Index Administrator,” or the “Index Calculation Agent”) only since November 8, 2019. The hypothetical back-tested performance of the Index set forth in the graph below was calculated using the selection criteria and methodology employed to calculate the Index since its inception on November 8, 2019, except as described below.1 For further information on the Index, please see “Description of the Reference Asset” beginning on page FWP-22 of this document.

HSBC Vantage+ Index Constituents and Weight Caps

Group	Asset	ETF Ticker	Asset Cap	Group Cap
Developed Equities	SPDR® S&P 500® ETF Trust (the “SPY”)	SPY	40%	60%
	iShares® Russell 2000 ETF (the “IWM”)	IWM	20%
	Invesco S&P 500® Low Volatility ETF (the “SPLV”)	SPLV	20%
	Invesco QQQ TrustSM, Series 1 (the “QQQ”)	QQQ	20%
	iShares® MSCI EAFE ETF (the “EFA”)	EFA	20%
Developed Bonds	iShares® 20+ Year Treasury Bond ETF (the “TLT”)	TLT	40%	80%
	iShares® iBoxx $ Investment Grade Corporate Bond ETF (the “LQD”)	LQD	40%
	iShares® iBoxx $ High Yield Corporate Bond ETF (the” HYG”)	HYG	15%
Emerging Markets	iShares® MSCI Emerging Markets ETF (the “EEM”)	EEM	20%	30%
	iShares® J.P. Morgan USD Emerging Markets Bond ETF (the “EMB”)	EMB	10%
Real Assets	iShares® U.S. Real Estate ETF (the “IYR”)	IYR	20%	30%
	SPDR® Gold Shares (the “GLD”)	GLD	20%
Inflation	iShares® TIPS Bond ETF (the “TIP”)	TIP	5%	5%
Cash	Bash – Reinvested SOFR plus a spread adjustment of 0.26161%		0%[2]	Not Applicable

1 The hypothetical back-tested Index data only reflects the application of that methodology in hindsight, since the Index was not actually calculated and published prior to November 8, 2019. The hypothetical back-tested Index data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities, bonds, real estate and commodities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested Index data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual Index performance would have been had the Index been in existence or in forecasting future Index performance. In addition, because certain of the ETF Components (SPLV, HYG, EEM, EMB, GLD and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception. The graph above also reflects the actual Index performance from November 8, 2019 to August 29, 2022 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the Index during any period shown is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Notes.

2 If the Eligible Portfolios (as defined below) that meet the target volatility constraint of 5% cannot be identified, this cap can be increased by increments of 10% (subject to a maximum weight of 100%) until the Eligible Portfolios with a volatility no greater than 7.50% are achieved for purpose of constructing the Monthly Reference Portfolio (as defined below), as described in “Description of the Reference Asset — The HSBC Vantage+ Index (USD) Excess Return.” For more information about the ETF Components, see “Information About the ETF Components” herein and in the Index Supplement.

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HSBC USA Inc.

Growth Opportunity Notes

Linked to the HSBC Vantage+ Index (USD) Excess Return

This document relates to a single offering of Growth Opportunity Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The HSBC Vantage+ Index (USD) Excess Return (Ticker: HSIEVPLS)
Trade Date:	September 30, 2022
Pricing Date:	September 30, 2022
Original Issue Date:	October 5, 2022
Final Valuation Date:	October 1, 2025, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be October 6, 2025. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Maximum Cap:	None.
Upside Participation Rate:	165.90% (1.659x)
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Final Settlement Value:

■ If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

■ If the Reference Return is less than or equal to zero, you will receive a cash payment on the Maturity Date $1,000 per $1,000 Principal Amount (a zero return).

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Initial Value:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Value:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40441XKT6/US40441XKT62
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021, the Equity Index Underlying Supplement dated February 23, 2021 and the Index Supplement dated July 28, 2022. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or Index Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

►	The Index Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465922083751/tm2221733d61_424b2.htm

►	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

►	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

►	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than or equal to zero, you will receive $1,000 per $1,000 Principal Amount (a zero return).

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the Reference Asset is HSBC Bank plc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

►	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and that will provide a full return of principal.

►	You understand that the performance of the Index is linked to the Index Constituents, which are spread across a range of asset classes (developed equities, developed bonds, emerging markets, real assets, inflation-linked instruments and SOFR).

►	You understand that the performance of the Index is negatively affected by the daily deduction of a maintenance fee of 0.85% per annum, which is subtracted from the return of the selected Monthly Reference Portfolio in excess of SOFR plus a spread adjustment of 0.26161%, adjusted daily by a multiplier between 0% and 150% to achieve the Index volatility of 6%, for purposes of determining the level of the Index.

►	You are comfortable with the fact that the Index may be 100% invested in cash (SOFR plus a spread adjustment of 0.26161%).

►	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

►	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Reference Asset.

►	You do not seek current income from your investment.

►	You do not seek an investment for which there is an active secondary market.

►	You are willing to hold the Notes to maturity.

►	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

►	You believe the Reference Return will not be sufficiently positive to provide you with your desired return.

►	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

►	You do not understand the Index and the risks associated with an investment linked to the Index.

►	You do not understand that the performance of the Index is linked to the Index Constituents, which are spread across a range of asset classes (developed equities, developed bonds, emerging markets, real assets, inflation-linked instruments and SOFR).

►	You do not understand that, or are not comfortable with the fact that, the performance of the Index is negatively affected by the daily deduction of a maintenance fee of 0.85% per annum, which is subtracted from the return of the selected Monthly Reference Portfolio in excess of SOFR plus a spread adjustment of 0.26161%, adjusted daily by a multiplier between 0% and 150% to achieve the Index volatility of 6%, for purposes of determining the level of the Index.

►	You are not comfortable with the fact that the Index may be 100% invested in cash (SOFR plus a spread adjustment of 0.26161%).

►	You prefer to receive the dividends or other distributions paid to holders of the stocks included in the Reference Asset.

►	You seek current income from your investment.

►	You seek an investment for which there will be an active secondary market.

►	You are unable or unwilling to hold the Notes to maturity.

►	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

►	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

►	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The amount payable on the Notes is not linked to the value of the Reference Asset at any time other than on the Final Valuation Date.

The Final Value of the Reference Asset will be based on its Official Closing Level on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that reflects a Reference Return that is less than or equal to zero, the Payment at Maturity may be less than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Value, the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Reference Asset

Changes that affect the Reference Asset may affect the value of the Reference Asset and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of the Reference Asset, which is our affiliate, HSBC Bank plc, concerning additions, deletions and substitutions of the stocks included in the Reference Asset, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the value of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the Reference Asset and the value of and the return on the Notes.

Solactive, the Index Calculation Agent and Index Administrator, may adjust the Index in a way that affects its level, and Solactive has no obligation to consider your interests.

The Index is calculated by the Solactive. The Index Calculation Agent is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. It is entitled to exercise discretion in relation to the Index, including but not limited to the calculation of the level of the Index in the event of an index market disruption event. Although Solactive, acting as the Index Calculation Agent, will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that the policies and judgments for which Solactive is responsible could have an impact, positive or negative, on the level of the Index and the value of your Notes. Solactive may also amend the rules governing the Index in certain circumstances.

Judgments, policies and determinations concerning the Index are made by Solactive, as the Index Administrator. Solactive has no obligation to consider your interests in taking any actions that might affect the value of your Notes. Furthermore, the inclusion of the ETF Components in the Index is not an investment recommendation by us or Solactive of the ETF Components, or any of the assets underlying the ETF Components. See “Information About the ETF Components” below.

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The Index may not be successful, and may not outperform any alternative strategy that might be employed in respect of the ETF Components or achieve its target volatility.

The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the ETF Components. Furthermore, no assurance can be given that the Index will achieve its target volatility of 6%. The actual realized volatility of the Index may be greater or less than 6%.

If the market values of the ETF Components change, the level of the Index and the market value of your Notes may not change in the same manner.

Owning the Notes is not the same as owning each of the ETF Components. The exposure of the Index to the portfolio of ETF Components and Cash varies between 0% and 150% and may be adjusted on each index business day to aim to achieve a volatility of 6% for the Index. Accordingly, changes in the market values of the ETF Components may not result in a comparable change in the level of the Index or the market value of your Notes.

The Index comprises notional assets.

The exposures to the ETF Components and any cash investment are purely notional and will exist solely in the records maintained by or on behalf of the Index Calculation Agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the underlying assets that comprise the Index.

The Index has a very limited operating history and may perform in unanticipated ways.

The Index was established on November 8, 2019 and therefore has little to no operating history. Hypothetical back-tested performance prior to the launch of the Index provided in these Terms and Conditions refers to simulated performance data generally created by applying the Index's calculation methodology to historical prices of the ETF Components that comprise the Index and levels of SOFR. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards ETF Components that have performed well in the past. Because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception. Hypothetical back-tested results are neither an indicator nor a guarantor of future results.

As discussed under “Description of the Reference Asset - Hypothetical and Historical Performance of the Index” below, the hypothetical back-tested performance of the Index prior to November 8, 2019 cannot fully reflect the actual results that would have occurred had the Index actually been calculated during that period, and should not be relied upon as an indication of the Index’s future performance. This lack of correlation with actual results is magnified by the adjustments to the backtested data caused by some of the Index Constituents not being in existence at the start of the backtested period. Because of the lack of actual historical Index performance data, your investment in the Notes may involve a greater risk than investing in a Note or other instrument linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the Index when making your investment decision.

The Index is subject to market risks.

The performance of the Index is dependent on the performance of the 13 ETF Components, as constructed in the available Monthly Reference Portfolio, over a change in SOFR, minus a maintenance fee of 0.85% per annum, deducted on a daily basis. As a result, your investment in the Notes is exposed to the price performance of the ETF Components, as well as fluctuations in SOFR. In certain situations, the Index may be 100% invested in cash (SOFR plus a spread adjustment of 0.26161%). In addition, any increase in the level of the Index may be offset by increases in SOFR. See “Description of the Reference Asset — The HSBC Vantage+ Index (USD) Excess Return.”

An investment in the Notes carries the risks associated with the Index’s momentum investment strategy.

The Index is constructed using what is generally known as a momentum investment strategy. Momentum investing generally seeks to capitalize on positive trends in the price of assets. As such, the weights of the ETF Components in the Index are based on the performance of the ETF Components from the immediately preceding 3-month period and 6-month period. However, there is no guarantee that trends existing in the preceding periods will continue in the future. A momentum strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline. Additionally, even when the closing prices of the ETF Components are trending downwards, the Index will

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continue to be composed of the 13 ETF Components. Due to the “long-only” construction of the Index, the weight of each ETF Component will not fall below zero in respect of each day during the Monthly Rebalancing Period (as defined below) even if the relevant ETF Component displayed a negative performance over the relevant six month period. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative index that might be constructed from the ETF Components.

The Index may perform poorly during periods characterized by short-term volatility.

The Index’s strategy is based on momentum investing. Momentum investing strategies are effective at identifying the current market direction in trending markets. However, in non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Index may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

The Index may be partially uninvested.

The strategy tracks the excess return of a notional dynamic basket of ETF Components over a change in SOFFR. If the Eligible Portfolios with volatility constraint of 5% cannot be identified and, after increasing the caps on the Index Constituents, the Eligible Portfolios with volatility no greater than 7.50% cannot be achieved, cash will be invested. The weight of a Cash Investment (if any) for a Monthly Reference Portfolio at any given time represents the portion of the Monthly Reference Portfolio that is uninvested in the applicable ETF basket at that time. As such, any allocation to a Cash Investment within the Index, which also accrues at Secured Overnight Finance Rate (“SOFR”) plus a spread adjustment of 0.26161%, will not affect the level of the Index. The Index will reflect no return for any uninvested portion (i.e., any portion represented by a Cash Investment). Accordingly, to the extent that the Index is allocated to the Cash Investment, it may not reflect the full increase of any relevant ETF Component. Under certain situations, the Index may be 100% invested in Cash. See “Description of the Reference Asset — The HSBC Vantage+ Index (USD) Excess Return” ” and “— Risks Relating to SOFR” below.

An ETF Component included in the Index may be replaced by a substitute ETF Component in certain extraordinary events.

Following the occurrence of certain extraordinary events with respect to an ETF Component, the affected ETF Component may be replaced by a substitute ETF Component. You should realize that the changing of an ETF Component may affect the performance of the Index, and therefore, the return on the Notes, as the replacement ETF Component may perform significantly better or worse than the affected ETF Component.

Correlation of performances among the ETF Components may reduce the return on the Notes.

Performances of the ETF Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in a particular sector or asset type represented by the ETF Components and which has a higher weighting in the Index relative to any of the other sectors or asset types, as determined by the Index’s strategy. High correlation during periods of negative returns among ETF Components representing any one sector or asset type and which ETF Components have a substantial percentage weighting in the Index could have an adverse effect on any payments on, and the value of, your Notes.

Changes in the value of the ETF Components may offset each other.

Because the Index is linked to the performance of the ETF Components, which collectively represent a diverse range of asset classes and geographic regions, price movements between the ETF Components representing different asset classes or geographic regions may not correlate with each other. At a time when the value of an ETF Component representing a particular asset class or geographic region increases, the value of other ETF Components representing a different asset class or geographic region may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the value of some of the ETF Components may be moderated, or more than offset, by lesser increases or declines in the level of other ETF Components. Declines in the value of ETF Components that have a higher percentage weighting in the Index at any time will result in a greater loss in the level of the Index.

The level of the Index includes the deduction of SOFR plus a spread adjustment of 0.26161% and a fee.

One way in which the Index may differ from a typical index is that its level will include a deduction from the performance of the applicable Monthly Reference Portfolio of both SOFR plus a spread adjustment of 0.26161% and a maintenance fee of 0.85% per annum. This fee will be deducted daily. As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted. For example, assuming SOFR plus a spread adjustment of 0.26161% is 0.20% per year, for the Index level to increase by 1% per year, the Monthly Reference Portfolio will have to increase by approximately 2.05% per year.

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Risks Relating to SOFR

SOFR may be volatile and will be affected by a number of factors.

SOFR is subject to volatility due to a variety of factors, including but not limited to:

•	interest and yield rates in the market,

•	changes in, or perceptions, about the future level of SOFR,

•	general economic conditions,

•	policies of the Federal Reserve Board regarding interest rates,

•	sentiment regarding underlying strength in the U.S. and global economies,

•	expectations regarding the level of price inflation,

•	sentiment regarding credit quality in the U.S. and global credit markets,

•	central bank policy regarding interest rates,

•	inflation and expectations concerning inflation,

•	performance of capital markets,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally and that may affect SOFR, and the time remaining to the maturity of the Notes.

The impact of any of the factors set forth above may enhance or offset some or any of the changes resulting from another factor or factors. Decreases in the level of SOFR may reduce the level of the Index and consequently, the return on the Notes.

SOFR has a very limited history, and its historical performance is not indicative of its future performance.

The Federal Reserve Bank of New York (the “SOFR Administrator”) began to publish SOFR in April 2018. Although the SOFR Administrator has also begun publishing historical indicative SOFR going back to 2014, such historical indicative data inherently involves assumptions, estimates and approximations. Therefore, SOFR has limited performance history and no actual investment based on the performance of SOFR was possible before April 2018.

The level of SOFR over the term of the Notes may bear little or no relation to the historical level of SOFR. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR or the Notes may be inferred from any hypothetical or actual historical performance data. Hypothetical or actual historical performance data are not indicative of the future performance of SOFR or the Notes. Changes in the levels of SOFR may affect the return on the Notes and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR will be positive.

Any failure of SOFR to gain market acceptance could adversely affect the Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement (repo) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on the Notes and the price at which you can sell the Notes.

SOFR may be modified or discontinued, which could adversely affect the value of the Notes.

The SOFR Administrator may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the SOFR Administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a replacement rate for the cash element could be chosen by the Index Administrator). The SOFR Administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the use of SOFR.

In addition, (i) the composition and characteristics of any replacement rate for the cash element will not be the same as those of SOFR, such replacement rate will not be the economic equivalent of SOFR, there can be no assurance that the replacement rate will perform in the same way as SOFR would have at any time and there is no guarantee that the replacement rate will be a comparable substitute for SOFR (each of which means that the use of a replacement rate for the cash element could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the replacement rate to gain market acceptance could adversely affect the Notes, (iii) the replacement rate may have a very limited history and the future performance of the replacement

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rate cannot be predicted based on historical performance and (iv) the administrator of the replacement rate may make changes that could change the value of the replacement rate or discontinue the replacement rate and has no obligation to consider your interests in doing so.

Risks Relating to the ETF Components

General Risks

The performance and market value of an ETF Component during periods of market volatility may not correlate with the performance of its underlying index as well as the net asset value per share of that ETF Component.

During periods of market volatility, securities underlying an ETF Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that ETF Component and the liquidity of that ETF Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of that ETF Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of that ETF Component. As a result, under these circumstances, the market value of shares of an ETF Component may vary substantially from the net asset value per share of that ETF Component. For all of the foregoing reasons, the performance of an ETF Component may not correlate with the performance of its underlying index as well as the net asset value per share of that ETF Component, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.

An ETF Component may have a limited operating history.

Although the ETF Components are listed for trading and a number of similar products have been traded on the same and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Components or that there will be liquidity in the trading market.

In addition, the ETF Components are subject to management risk, which is the risk that the applicable investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the ETF Components, and consequently, the value of the Notes.

The trading prices of the ETF Components may be affected by limited liquidity and management events.

Although the ETF Components are listed for trading and a number of similar products have been traded on the same and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Components or that there will be liquidity in the trading market. A lack of liquidity in the trading market for any ETF may have a negative effect on the market price of the shares of that ETF and, consequently, the value of the Notes.

In addition, the ETF Components are subject to management risk, which is the risk that the applicable investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the ETF Components, and consequently, the value of the Notes.

Even if our or our affiliates’ securities are held by iShares® MSCI EAFE ETF and iShares® iBoxx $ Investment Grade Corporate Bond ETF, we or our affiliates will not have any obligation to consider your interests.

Our parent, HSBC Holdings plc, is currently one of the companies included in the MSCI EAFE Index, the underlying index to the iShares® MSCI EAFE ETF, and we and our affiliates have securities that are currently included in the iShares® iBoxx $ Investment Grade Corporate Bond ETF. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the iShares® MSCI EAFE ETF, the iShares® iBoxx $ Investment Grade Corporate Bond ETF, or any other ETF that holds or may hold our or our affiliates’ securities.

Risks Related to Exposure to Non-U.S. Markets

The Notes will be subject to currency exchange risk.

Because the prices of some or all of the securities composing two of the 13 ETF Components (the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF) (the “Component Securities”) are converted into U.S. dollars for the purposes of calculating the value of the relevant ETF Components, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the Component Securities in the relevant ETF Components denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against those currencies, the value of the relevant ETF Components will be adversely affected and any return on the Notes may be reduced.

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Of particular importance to potential currency exchange risk are:

●	existing and expected rates of inflation;

●	existing and expected interest rate levels;

●	the balance of payments;

●	political, civil or military unrest; and

●	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries, the United States and other countries important to international trade and finance.

If the prices of the equity securities held by an ETF holding primarily foreign equity securities (a “foreign ETF”) are not converted into U.S. dollars for purposes of calculating the net asset value of that foreign ETF, the amount payable on the Notes at maturity will not be adjusted for changes in exchange rates that might affect that foreign ETF.

Because the prices of the equity securities held by a foreign ETF are not converted into U.S. dollars for purposes of calculating the net asset value of that foreign ETF and although the equity securities held by that foreign ETF are traded in currencies other than U.S. dollars, and the Index, which is linked in part to that foreign ETF, are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by that foreign ETF are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the value of the Notes. Any payments in respect of the Notes will be determined solely in accordance with the procedures described in this free writing prospectus.

Changes in the volatility of exchange rates, and the correlation between those rates and the prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, are likely to affect the market value of the Notes.

The exchange rate between the U.S. dollar and each of the currencies in which the Component Securities are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies – the particular currency in which a Component Security is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency in which a Component Security is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency in which a Component Security is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the Component Securities are denominated refers to the size and frequency of changes in that exchange rate.

Because the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are calculated, in part, by converting the closing prices of the Component Securities into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the Component Securities are denominated could affect the market value of the Notes.

The correlation of the exchange rate between the U.S. dollar and each of the currencies in which the Component Securities are denominated and the value of the relevant ETF refer to the relationship between the percentage changes in that exchange rate and the percentage changes in the net asset value of that ETF. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which the Component Securities are denominated and the percentage changes in the net asset value of that ETF could affect the value of the Notes.

An investment in the Notes is subject to risks associated with non-U.S. securities markets, including emerging markets.

The equity securities that are held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, two of the ETF Components, have been issued by non-U.S. issuers. In addition, the iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF, which are also ETF Components, may include U.S. dollar-denominated bonds of foreign corporations. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

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Moreover, the economies of these countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These countries may be subjected to different and, in some cases, more adverse economic environments.

The economies of emerging market countries in particular face several concerns, including relatively unstable governments that may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Some or all of these factors may influence the value of the relevant ETF Components, and therefore, the Index. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of such ETF Components based on their historical performance. The value of any such ETF Components may decrease, resulting in a decrease in the level of the Index, which may adversely affect the value of the Notes.

Risks Relating to the Equity/Bond ETF Components

The Notes are subject to significant risks associated with fixed-income securities, including interest rate-related risks.

Five of the ETF Components (the iShares® 20+ Year Treasury Bond ETF, the iShares® iBoxx $ Investment Grade Corporate Bond ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF, the iShares® J.P. Morgan USD Emerging Markets Bond ETF and the iShares® TIPS Bond ETF, which we collectively refer to as the “Bond ETFs”) are bond ETFs that attempt to track the performance of indices composed of fixed income securities. Investing in the Notes linked indirectly to these ETF Components differs significantly from investing directly in bonds to be held to maturity as the values of the Bond ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. The market prices of the bonds underlying each of the iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF are determined by reference to the bid and ask quotations provided by 10 contributing banks, one of which is our affiliate.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Bond ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the Bond ETFs, which each mandate that each security must have a minimum term remaining to maturity (ranging from one year to 20 years) for continued eligibility, means that, at any time, only longer-term securities underlie the Bond ETFs, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Index. As a result, rising interest rates may cause the value of the bonds underlying the Bond ETFs, the Bond ETFs and the Index to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

●	sentiment regarding underlying strength in the U.S. and global economies;

●	expectations regarding the level of price inflation;

●	sentiment regarding credit quality in the U.S. and global credit markets;

●	central bank policies regarding interest rates; and

●	the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have been trading near their historic high trading price. If the price of the U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares® 20+ Year Treasury Bond ETF will decline, which could have a negative impact on the performance of the Index and the return on your Notes.

In addition, the iShares® TIPS Bond ETF includes inflation-protected bonds, which typically have lower yields than conventional fixed-rate bonds because of their inflation adjustment feature. For the iShares® TIPS Bond ETF, if inflation is low, the benefit received from the inflation-protected feature of the underlying bonds may not sufficiently compensate you for this reduced yield.

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The Notes are subject to significant risks associated with fixed-income securities, including credit risk.

The prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds. The bonds underlying the Bond ETFs may have their credit ratings downgraded, including in the case of the bonds included in the iShares® iBoxx $ Investment Grade Corporate Bond ETF, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the Bond ETFs dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the Notes, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the Bond ETFs, the Index and the Notes. Consequently, if you were to sell your Notes prior to maturity, their price in the secondary market may be adversely affected by these types of credit risk.

Further, the iShares® iBoxx $ High Yield Corporate Bond ETF is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

Risks Related to Exposure to Small Capitalization Stocks

An investment in the Notes is subject to risks associated with small capitalization stocks.

The stocks that constitute the Russell 2000® Index and that are held by the iShares® Russell 2000 ETF are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Risks Related to Exposure to Real Estate Stocks

Risks associated with the real estate industry will affect the price of shares of the iShares® U.S. Real Estate ETF and the value of the Notes.

The real estate industry is cyclical and has from time to time experienced significant difficulties. The prices of the securities included in the Dow Jones U.S. Real Estate Index and held by the iShares® U.S. Real Estate ETF and, in turn, the level of the Dow Jones U.S. Real Estate Index and the price of shares of the iShares® U.S. Real Estate ETF, as applicable, will be affected by a number of factors that may either offset or magnify each other, including:

●	employment levels and job growth;

●	the availability of financing for real estate;

●	interest rates;

●	consumer confidence;

●	the availability of suitable undeveloped land;

●	federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and

●	competition among companies that engage in the real estate business.

The difficulties described above could cause a downturn in the real estate industry generally or regionally and could cause the value of the securities included in the Dow Jones U.S. Real Estate Index and held by the iShares® U.S. Real Estate ETF and the level of the Dow

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Jones U.S. Real Estate Index and the price of shares of the iShares® U.S. Real Estate ETF, as applicable, to decline or remain flat during the term of the Notes.

Risks associated with Real Estate Investment Trusts will affect the value of the Notes.

The Dow Jones U.S. Real Estate Index and the iShares® U.S. Real Estate ETF are composed of a variety of real-estate-related stocks including real estate investment trusts (“REITs”). REITs invest primarily in income-producing real estate or real-estate-related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Dow Jones U.S. Real Estate Index and the iShares® U.S. Real Estate ETF:

●	a decline in the value of real estate properties;

●	extended vacancies of properties;

●	increases in property and operating taxes;

●	increased competition or overbuilding;

●	a lack of available mortgage funds or other limits on accessing capital;

●	tenant bankruptcies and other credit problems;

●	limitation on rents, including decreases in market rates for rents;

●	changes in zoning laws and governmental regulations;

●	costs resulting from the clean-up of, and legal liability to third parties for, damages resulting from environmental problems;

●	investments in developments that are not completed or that are subject to delays in completion;

●	risks associated with borrowing;

●	changes in interest rates;

●	casualty and condemnation losses; and

●	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occur, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the level of the Dow Jones U.S. Real Estate Index and the price of shares of the iShares® U.S. Real Estate ETF. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Dow Jones U.S. Real Estate Index and the iShares® U.S. Real Estate ETF.

There will be no direct correlation between the value of the Notes or the price of the iShares® U.S. Real Estate ETF and residential housing prices.

There is no direct linkage between the price of shares of the iShares® U.S. Real Estate ETF and residential housing prices in specific regions or residential housing prices in general. While residential housing prices may be one factor that could affect the prices of the securities held by the Real Estate Constituent and consequently the price of shares of the iShares® U.S. Real Estate ETF, the price of shares of the iShares® U.S. Real Estate ETF and therefore the value of the Notes are not directly linked to movements of residential housing prices and may be affected by factors unrelated to such movements.

Risks Related to the Invesco S&P 500® Low Volatility ETF

The low volatility index underlying the Invesco S&P 500® Low Volatility ETF may be volatile.

While the underlying index of the Invesco S&P 500® Low Volatility ETF has been designed in part to mitigate the effects of volatility, there is no assurance that it will be successful in doing so. It is also possible that the features of this underlying index designed to address the effects of volatility will instead adversely affect the performance of the Invesco S&P 500® Low Volatility ETF and, consequently, the return on the Notes.

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Risks Relating to the SPDR® Gold Shares

Distortions or disruptions of market trading in gold and related futures markets may adversely affect the value of the Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the price of shares of the SPDR® Gold Shares and therefore, the level of the Index and the value of your Notes.

The Notes will not be regulated by the Commodity Futures Trading Commission.

The net proceeds to be received by us from the sale of the Notes will not be used to purchase or sell any commodity futures contracts or options on futures contracts for your benefit. An investment in the Notes thus neither constitutes an investment in futures contracts, options on futures contracts nor a collective investment vehicle that trades in these futures contracts (i.e., the Notes will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.

Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the Notes will not be interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

The price of gold is volatile and is affected by numerous factors.

The value of the SPDR® Gold Shares is closely related to the price of gold. A decrease in the price of gold may have a material adverse effect on the value of the Notes and your return on your investment in the Notes. Gold is subject to the effect of numerous factors. The following describes some of the factors affecting gold.

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, speculative trading activities, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Economic or political events or crises could result in large-scale purchases or sales of gold, which could affect the price of gold and may adversely affect the value of your Notes.

Many investors, institutions, governments and others purchase and sell gold as a hedge against inflation, market turmoil or uncertainty or political events. Under such circumstances, significant large-scale purchases or sales of gold by market participants may affect the price of gold, which could adversely affect the value of your Notes. Crises in the future may impair gold’s price performance which would, in turn, adversely affect the shares of the SPDR® Gold Shares and your investment in the Notes.

Substantial sales of gold by governments or public sector entities could result in price decreases, which would adversely affect the value of your Notes.

Governments and other public sector entities, such as agencies of governments and multi-national institutions, regularly buy, sell and hold gold as part of the management of their reserves. In the event that economic, political or social conditions or pressures require or motivate public sector entities to sell gold, in a coordinated or uncoordinated manner, the resulting purchases could cause the price of gold to decrease substantially, which could adversely affect the value of your Notes.

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Gold is traded on the London Bullion Market Association, so an investment in the Notes may be subject to risks associated with the London Bullion Market Association.

The Index is linked to the SPDR® Gold Shares, which is closely related to its underlying commodity (e.g., gold) that is traded on the London Bullion Market Association (the “LBMA”). Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

The price of gold is determined to a significant extent by reference to fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The LBMA has no obligation to consider your interests.

The price of the SPDR® Gold Shares is closely related to the price of gold. The LBMA is responsible for calculating the official settlement price or fixing level, as applicable, for gold. The LBMA may alter, discontinue or suspend calculation or dissemination of the official settlement price or fixing level, as applicable, for gold. Any of these actions could adversely affect the value of the Notes. The LBMA has no obligation to consider your interests in calculating or revising the official settlement price or fixing level, as applicable, for gold.

The performance of the SPDR® Gold Shares may not correlate with the price of gold.

The performance of the SPDR® Gold Shares may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR® Gold Shares or by restrictions on access to gold due to other circumstances. The SPDR® Gold Shares does not generate any income and as the SPDR® Gold Shares regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each share gradually declines over time. The SPDR® Gold Shares sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of gold. The sale of SPDR® Gold Shares’ gold to pay expenses at a time of low gold prices could adversely affect the level of the Index and the value of the Notes. Additionally, there is a risk that part or all of the SPDR® Gold Shares’ gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

The net asset value of the SPDR® Gold Shares will reflect the performance of gold. However, because the shares of the SPDR® Gold Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one share of the SPDR® Gold Shares may differ from the net asset value per share of the SPDR® Gold Shares.

For all of the foregoing reasons, the performance of the SPDR® Gold Shares over the term of the Notes may not correlate with the performance of the return on gold over the same period. Consequently, the return on the Notes will not be the same as investing directly in the SPDR® Gold Shares, gold or other exchange-traded or over-the-counter instruments based on gold, and will not be the same as investing in a Note or another financial product with payments linked in part to the performance of the SPDR® Gold Shares.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

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The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in the Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in the Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in the Reference Asset.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

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Tax treatment.

We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the Notes until maturity.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Value. We cannot predict the Final Value of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of the Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Reference Asset from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

🞂	Principal Amount:	$1,000

🞂	Hypothetical Initial Value:	1,000.00

🞂	Maximum Cap:	None

🞂	Upside Participation Rate:	165.90%

The hypothetical Initial Value of $1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of the Reference Asset. The actual Initial Value of the Reference Asset will be determined on the Pricing Date.

Hypothetical Final Value of the Reference Asset	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
2,000.00	100.00%	$2,165.90	165.900%
1,800.00	80.00%	$2,132.72	132.720%
1,600.00	60.00%	$1,995.40	99.540%
1,400.00	40.00%	$1,663.60	66.360%
1,300.00	30.00%	$1,497.70	49.770%
1,200.00	20.00%	$1,331.80	33.180%
1,150.00	15.00%	$1,248.85	24.885%
1,100.00	10.00%	$1,165.90	16.590%
1,050.00	5.00%	$1,082.95	8.295%
1,020.00	2.00%	$1,033.18	3.318%
1,010.00	1.00%	$1,016.59	1.659%
1,000.00	0.00%	$1,000.00	0.00%
990.00	-1.00%	$1,000.00	0.00%
980.00	-2.00%	$1,000.00	0.00%
950.00	-5.00%	$1,000.00	0.00%
970.00	-3.00%	$1,000.00	0.00%
900.00	-10.00%	$1,000.00	0.00%
800.00	-20.00%	$1,000.00	0.00%
700.00	-30.00%	$1,000.00	0.00%
600.00	-40.00%	$1,000.00	0.00%
50.00	-95.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The value of the Reference Asset increases from the Initial Value of 1,000.00 to a Final Value of 1,050.00.

Reference Return:	5.00%
Final Settlement Value:	$1,082.95

Because the Reference Return positive, and the Reference Return multiplied by the Upside Participation Rate is less than the Maximum Cap, the Final Settlement Value would be $1,082.95 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% ×165.90%)

= $1,082.95

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the Upside Participation Rate when the Reference Asset appreciates.

Example 3: The value of the Reference Asset decreases from the Initial Value of 1,000.00 to a Final Value of 700.00.

Reference Return:	-30.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than or equal to zero, the Final Settlement Value would be $1,000 per $1,000 Principal Amount, a zero return.

Example 2 shows that you will receive only your principal amount if the Reference Return is negative.

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DESCRIPTION OF THE REFERENCE ASSET

General

This document is not an offer to sell and it is not an offer to buy interests in the Index or any of the ETF Components included in the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset, including its make-up, method of calculation and changes in its components, are derived from publicly available information. This description of the Index is qualified in its entirety by the full description in its methodology, which is available at https://www.solactive.com/wp-content/uploads/2019/11/HSBC-Vantage-Plus-Index-Methodology_final.pdf. Information contained on that website is not included or incorporated by reference in this document. You should make your own investigation into the Reference Asset.

The HSBC Vantage+ Index (USD) Excess Return

The HSBC Vantage+ Index (USD) Excess Return (the “Index”) uses a momentum based strategy. The Index is based on a systematic investment strategy that, each month, constructs a notional portfolio ("Monthly Reference Portfolio") that is derived from two underlying portfolios created from a basket of 13 ETF Components and Cash (each, an “Index Constituent”). The underlying portfolios are created from a combination of the Index Constituents that result in the highest historical 3-month return ("Short Term Portfolio") and 6-month return ("Long Term Portfolio," together with the Short Term Portfolio, the “Eligible Portfolios”), calculated by using the closing prices of the ETF Components and subject to weight constrains and target volatility of 5%. The Index reflects the excess return performance of the Monthly Reference Portfolio over SOFR plus a spread adjustment of 0.26161%, adjusted daily by a multiplier between 0% and 150% to achieve the Index volatility of 6%, minus a maintenance fee of 0.85% per annum, deducted on a daily basis. If a Short Term Portfolio or a Long Term Portfolio that meets the target volatility constraint cannot be identified, then the target volatility constraint will be gradually increased by 0.25%, up to a cap of 7.50%. If the target volatility constraint is at 7.50% and there is still no Eligible Portfolio, then the cap on Cash within such portfolio will be gradually increased in 10% increments until a suitable portfolio with the target volatility of 7.50% is constructed. Under these circumstances, the Index may be 100% invested in Cash.

The Index Constituents represent a diverse range of asset classes, subject to caps on both single assets as well as asset classes to avoid an over concentration in any single asset and to promote diversification. The Index uses the (annualized) volatility of 126 daily observations (six-months’ worth of weekly returns) of the Index Constituents as a risk measure. The Index selects each month the Short Term Portfolio and Long Term portfolio with the highest returns that also meet the volatility and weight constraints. The weights allocated to the Index Constituents within the Short Term Portfolio and Long Term Portfolio are determined with the aim that the target volatility of the Short Term Portfolio and Long Term Portfolio is not higher than 5%. The Monthly Reference Portfolio is constructed by allocating 50% to the Short Term Portfolio and 50% to the Long Term Portfolio.

On each index business day, a 1-month realized volatility and a 3-month realized volatility for the Monthly Reference Portfolio is calculated and the maximum realized volatility between these two volatilities is recorded (“Maximum Realized Volatility”). An adjustment factor is determined on each index business day by dividing the target Index volatility of 6% by the Maximum Realized Volatility in existence two index business days prior to the day of such determination (“Adjustment Factor”), subject to the maximum Adjustment Factor of 150%.

The level of the Index is calculated based on the returns of the constructed Monthly Reference Portfolio in excess of the SOFR plus a spread adjustment of 0.26161%, multiplied by the Adjustment Factor to achieve the Index volatility of 6%, less a maintenance fee of 0.85% per annum (subtracted daily).

As of July 15, 2022, the Index Administrator changed the cash element of the Index from 3-month U.S. dollar LIBOR to daily SOFR plus a spread of 0.26161%. Consequently, any hypothetical historical and historical presentation of the performance of the Index in this document represents a different cash element prior to July 15, 2022.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, or any successor source.

The Index is described as a “notional” or synthetic portfolio or basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the Index level.

The Index owner is HSBC Bank plc. The Index is calculated and administered by Solactive, as the Index Calculation Agent and Index Administrator, in accordance with the rules that are summarized below.

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Index Construction Steps

Step 1:

►    Construct multi-asset portfolios of US-listed ETFs ranging across multiple asset classes with sufficient liquidity and market capacity. Cash will be invested if no Eligible Portfolios of assets volatility of 5% can be identified and, after increasing the caps on the Index Constituents, the Eligible Portfolios with volatility no greater than 7.50% cannot be achieved. See below for Investment Categories.

Step 2:

►    Select a Short Term Portfolio based on the highest portfolio returns over the immediately preceding 3 month period and a Long Term Portfolio based on the highest portfolio returns over the immediately preceding 6 month period. Each portfolio has the highest performance based on the dynamic allocation to the Index Constituents, subject to weight constraints below and targeted portfolio volatility of 5%.

Step 3:

►    Construct Monthly Reference Portfolio consisting of all Index Constituents from the Short Term Portfolio and Long Term portfolio. The Monthly Reference Portfolio is constructed by allocating 50% to the Short Term Portfolio and 50% to the Long Term Portfolio. Each month, the Index invests in the Monthly Reference Portfolio. Each month, the Index invests in the Monthly Reference Portfolio.

Step 4:

►    The level of the Index is adjusted daily and reflects the returns of the Monthly Reference Portfolio in excess of the SOFR plus a spread adjustment of 0.26161%, adjusted by a multiplier between 0% and 150% to achieve the Index volatility of 6%, minus an index maintenance fee of 0.85% per annum.

Hypothetical and Historical Performance of the Reference Asset

The graph below sets forth the hypothetical back-tested performance of the Index from August 24, 2012 through November 7, 2019 and the historical performance of the Index from November 8, 2019 to August 29, 2022. The Index has been calculated by Solactive AG (“Solactive”, the “Index Administrator,” or the “Index Calculation Agent”) only since November 8, 2019. The hypothetical back-tested performance of the Index set forth in the graph below was calculated using the selection criteria and methodology employed to calculate the Index since its inception on November 8, 2019, except as described below.1

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Index Investment Categories Composition

The Index invests in a universe of 13 ETF Components and Cash. The ETF Components are divided broadly into five thematic Investment Categories (Groups), subject to caps on both single assets as well as asset classes.

Group	Asset	ETF Ticker	Asset Cap	Group Cap
Developed Equities	SPDR® S&P 500® ETF Trust (the “SPY”)	SPY	40%	60%
	iShares® Russell 2000 ETF (the “IWM”)	IWM	20%
	Invesco S&P 500® Low Volatility ETF (the “SPLV)	SPLV	20%
	Invesco QQQ TrustSM, Series 1 (the “QQQ)	QQQ	20%
	iShares® MSCI EAFE ETF (the “EFA”)	EFA	20%
Developed Bonds	iShares® 20+ Year Treasury Bond ETF (the “TLT”)	TLT	40%	80%
	iShares® iBoxx $ Investment Grade Corporate Bond ETF (the “LQD”)	LQD	40%
	iShares® iBoxx $ High Yield Corporate Bond ETF (the” HYG”)	HYG	15%
Emerging Markets	iShares® MSCI Emerging Markets ETF (the “EEM”)	EEM	20%	30%
	iShares® J.P. Morgan USD Emerging Markets Bond ETF (the “EMB”)	EMB	10%
Real Assets	iShares® U.S. Real Estate ETF (the “IYR”)	IYR	20%	30%
	SPDR® Gold Shares (the “GLD”)	GLD	20%
Inflation	iShares® TIPS Bond ETF (the “TIP”)	TIP	5%	5%
Cash	Cash – Reinvested SOFR plus a spread adjustment of 0.26161%		0%[2]	Not Applicable

1 The hypothetical back-tested Index data only reflects the application of that methodology in hindsight, since the Index was not actually calculated and published prior to November 8, 2019. The hypothetical back-tested Index data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities, bonds, real estate and commodities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested Index data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual Index performance would have been had the Index been in existence or in forecasting future Index performance. In addition, because certain of the ETF Components (SPLV, HYG, EEM, EMB, GLD and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception. The graph above also reflects the actual Index performance from November 8, 2019 to August 29, 2022 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the Index during any period shown is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Notes.

2 If the Eligible Portfolios (as defined below) that meet the target volatility constraint of 5% cannot be identified, this cap can be increased by increments of 10% (subject to a maximum weight of 100%) until the Eligible Portfolios with a volatility no greater than 7.50% are achieved for purpose of constructing the Monthly Reference Portfolio. For more information about the ETF Components, see “Information About the ETF Components” herein and in the Index Supplement.

Determining the Monthly Asset Weights for the Index Constituents in the Monthly Reference Portfolio

Each Index Constituent is set to the relevant monthly asset weight determined as of the monthly selection date. The weights will be rebalanced each month during the Monthly Rebalancing Period. The “Monthly Rebalancing Period” is the three index business day period from but excluding the monthly selection date, and the “monthly selection date” is the fourth index business day before the last index business day of the relevant month.

Observation Periods

There are two observation periods, a 3-month short observation period and a 6-month long observation period.

Eligible Portfolios

An “Eligible Portfolio” is any hypothetical portfolio that is composed of all fourteen of the Index Constituents and that satisfies the Asset Cap and the Group Cap set forth in the table above. The weight assigned to each Index Constituent in an Eligible Portfolio may be zero or a positive number.

An Eligible Portfolio for each of the short-term and long-term observation periods is chosen amongst portfolios with various Index Constituent combinations, calculated by using the closing prices of the ETF Components and based on the highest portfolio returns over the respective period and target portfolio volatility of not greater than 5%.

The monthly asset weight to be assigned to an Index Constituent within a Monthly Rebalancing Period will be determined by the Index Calculation Agent as the average weights of that Index Constituent within the Short Term Portfolio and the Long Term Portfolio identified with respect to the relevant monthly selection date.

The actual weight of each of the Index Constituents within a Monthly Reference Portfolio determined on the relevant monthly selection date may fluctuate during the Monthly Rebalancing Period.

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Index Calculation

On each index business day, excluding during the Monthly Rebalancing Period, the Calculation Agent will determine the return of the selected Monthly Reference Portfolio from and excluding the close of business on the immediately preceding index business day to and including such index business day. The level of the Index is then calculated by adding the excess of that return over SOFR plus a spread adjustment of 0.26161% multiplied by the Adjustment Factor to achieve the Index volatility of 6%, and subtracting a maintenance fee of 0.85% per annum from, the level of the Index as of the close of business on the immediately preceding index business day. The level of the Index is calculated based on the closing prices of the ETF Components.

During the Monthly Rebalancing Period, the Index is calculated as follows:

For the index business day that is :	The Index level calculated for such day will reflect . . .
1st index business day of the Monthly Rebalancing Period	100% of the Performance of Monthly Reference Portfolio of month m-1 (which is the Prior Monthly Reference Portfolio)
2nd index business day of the Monthly Rebalancing Period	66.66% of the Performance of Monthly Reference Portfolio of month m-1 and 33.34% of the Performance of Monthly Reference Portfolio of month m
3rd index business day of the Monthly Rebalancing Period	33.33% of the Performance of Monthly Reference Portfolio of month m-1 and 66.67% of the Performance of Monthly Reference Portfolio of month m
1st index business day following the Monthly Rebalancing Period	100% of the Performance of Monthly Reference Portfolio of month m

Extraordinary Events

The methodology covers a number of disruption events relating to the Index Constituents, including if an ETF Component is delisted or the price of an ETF Component is not published on its primary exchange for eight consecutive index business days. If an ETF Component’s price is published by a successor primary exchange satisfactory to the Index Administrator or the ETF Component is replaced by a successor ETF Component that the Index Administrator determines, in its discretion, possesses similar characteristics or provides a substantially similar exposure as the initial ETF Component prior to its cessation, then such successor ETF Component will take the place of the original Index Constituent.

If SOFR ceases to be published, the Index Administrator will, pursuant to the Index methodology, choose an industry-accepted substitute or successor replacement rate. If, in the Index Administrator’s sole discretion, there is no such replacement rate, it will estimate SOFR until such time as an industry-accepted substitute or successor rate becomes available.

Index Disclaimer

HSBC Vantage+ Index (the “Index”) is the exclusive property of HSBC Bank plc, which has contracted with Solactive to administer, maintain and calculate the Index.

Neither HSBC Bank plc nor Solactive assumes any obligation or duty to any party and under no circumstances does HSBC Bank plc or Solactive assumes any relationship of agency or trust or of a fiduciary nature for or with any party. Any calculations or determinations in respect of the Index or any part thereof shall, unless otherwise specified, be made by Solactive, acting in good faith and in a commercially reasonable manner and shall (except in the case of manifest error) be final, conclusive and binding. The term "manifest error" as used herein shall mean an error that is plain and obvious and can be identified from the results of the calculation or determination itself without: (i) recourse to any underlying data; or (ii) any application or re-application of any formulae.

Neither HSBC Bank plc nor Solactive makes any express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing securities or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. Solactive has relied on these sources and has not independently verified the information extracted from these sources and accepts no responsibility or liability in respect thereof.

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Without prejudice to the foregoing, in no event shall HSBC Bank plc or Solactive has any liability for any indirect, special, punitive or consequential damages (provided that any such damage is not reasonably foreseeable) even if notified of the possibility of such damages. The publication of the Index by Solactive does not constitute a recommendation for capital investment and does not contain any assurance or opinion of Solactive regarding a possible investment in a financial instrument based on this Index.

Without prejudice to the foregoing, in no event shall the Index Owner, the Index Administrator nor the Index Calculation Agent, have any liability for any indirect, special, punitive or consequential damages (provided that any such damage is not reasonably foreseeable) even if notified of the possibility of such damages.

INFORMATION ABOUT THE ETF COMPONENTS

Included in the pages that follow are brief descriptions of each of the ETFs included in the Index. We have derived the following information from publicly available information. We have not independently verified the accuracy or completeness of the following information. The graphs below set forth the historical performance of the ETFs based on their daily historical closing prices from August 26, 2012 to August 26, 2022, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The graphs below should not be taken as an indication of future performance.

The SPDR S&P 500 ETF Trust	Historical Performance of the SPY

The SPY is a unit investment trust that issues securities called “Standard & Poor’s Depositary Receipts” or “SPDRs.” The SPY is an investment company registered under the Investment Company Act of 1940, as amended. SPDRs represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index, which is the underlying index for SPY.

For more information about the SPY, see “The SPDR S&P 500 ETF Trust” beginning on page S-3 of the accompanying Index Supplement.

The iShares® Russell 2000 ETF	Historical Performance of the IWM

The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The IWM typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments.

For more information about the IWM, see “The iShares® Russell 2000 ETF” beginning on page S-8 of the accompanying Index Supplement.

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The Invesco S&P 500® Low Volatility ETF	Historical Performance of the SPLV

The SPLV seeks investment results that generally correspond (before fees and expenses) to the price and yield of the S&P 500® Low Volatility Index (the “SP5LVI”). The SPLV generally will invest at least 90% of its total assets in common stocks that comprise the SP5LVI. S&P Dow Jones Indices LLC (“S&P”) compiles, maintains and calculates the SP5LVI. Strictly in accordance with its existing guidelines and mandated procedures, S&P selects 100 securities from the S&P 500® Index for inclusion in the SP5LVI that have the lowest realized volatility over the past 12 months as determined by S&P. Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations (increases or decreases in a stock's price) over time. The SPLV generally invests in all of the securities comprising the SP5LVI in proportion to their weightings in the SP5LVI.

For more information about the SPLV, see “The Invesco S&P 500® Low Volatility ETF” beginning on page S-11 of the accompanying Index Supplement.

The Invesco QQQ TrustSM, Series 1	Historical Performance of the QQQ

The QQQ, an exchange traded fund, is a registered investment company which both (a) continuously issues and redeems “in-kind” its shares, known as Invesco QQQ SharesSM or QQQSM, only in large lot sizes called Creation Units at their once-daily net asset value and (b) lists the shares individually for trading on the Nasdaq Stock Market at prices established throughout the trading day, like any other listed equity security trading in the secondary market on the Nasdaq Stock Market. The investment objective of the QQQ is to provide investment results that generally correspond to the price and yield performance of the Nasdaq-100 Index® by holding all the stocks comprising the Nasdaq-100 Index®.

For more information about the QQQ, see “The Invesco QQQ TrustSM, Series 1” beginning on page S-13 of the accompanying Index Supplement.

The iShares® MSCI EAFE ETF	Historical Performance of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA.

For more information about the EFA, see “The iShares® MSCI EAFE ETF” beginning on page S-16 of the accompanying Index Supplement.

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The iShares® 20+ Year Treasury Bond ETF	Historical Performance of the TLT

The TLT seeks to track the investment results of the ICE U.S. Treasury 20+ Year Bond Index, which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity greater than twenty years.

For more information about the TLT, see “The iShares® 20+ Year Treasury Bond ETF” beginning on page S-21 of the accompanying Index Supplement.

The iShares® iBoxx $ Investment Grade Corporate Bond ETF	Historical Performance of the LQD

The LQD seeks to track the investment results of the Markit iBoxx® USD Liquid Investment Grade Index, an index composed of U.S. dollar-denominated, investment-grade corporate bonds. The LQD is primarily invested in the banking, consumer services and telecommunications sectors.

For more information about the LQD, see “The iShares® iBoxx $ Investment Grade Corporate Bond ETF” beginning on page S-22 of the accompanying Index Supplement.

The iShares® iBoxx High Yield Corporate Bond ETF	Historical Performance of the HYG

The HYG seeks to track the investment results of the Markit iBoxx® USD Liquid High Yield Index. The underlying index is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States, which is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market.

For more information about the HYG, see “The iShares® iBoxx High Yield Corporate Bond ETF” beginning on page S-25 of the accompanying Index Supplement.

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The iShares® MSCI Emerging Markets ETF	Historical Performance of the EEM

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI to represent the performance of equity securities in selected emerging markets countries.

For more information about the EEM, see “The iShares® MSCI Emerging Markets ETF” beginning on page S-28 of the accompanying Index Supplement.

The iShares® J.P. Morgan USD Emerging Markets Bond ETF	Historical Performance of the EMB

The EMB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the J.P. Morgan EMBISM Global Core Index. The EMBIG Core Index is a broad, diverse U.S. dollar-denominated emerging markets debt benchmark, which tracks the total return of actively traded external debt instruments in emerging market countries.

For more information about the EMB, see “The iShares® J.P. Morgan USD Emerging Markets Bond ETF” beginning on page S-29 of the accompanying Index Supplement.

The iShares® U.S. Real Estate ETF	Historical Performance of the IYR

The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market.

For more information about the IYR, see “The iShares® U.S. Real Estate ETF” beginning on page S-30 of the accompanying Index Supplement.

The SPDR® Gold Shares	Historical Performance of the GLD

The investment objective of the SPDR® Gold Shares (the “GLD”) is to reflect the performance of the price of gold bullion, less the GLD’s expenses. The GLD holds gold bars. The SPDR® Gold Trust issues the GLD, which represent units of fractional undivided beneficial interest in and ownership of the GLD.

For more information about the GLD, see “The SPDR® Gold Shares” beginning on page S-32 of the accompanying Index Supplement.

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The iShares® TIPS Bond ETF	Historical Performance of the TIP

The TIP is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of inflation-protected U.S. Treasury bonds, which is currently the Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L). The Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) includes all publicly issued U.S. Treasury inflation protected securities that have at least one year remaining to maturity, are rated investment grade and have $250 million or more of outstanding face value.

For more information about the TIP, see “The iShares® TIPS Bond ETF” beginning on page S-34 of the accompanying Index Supplement.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% and referral fees of up to 0.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 0.75% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Mayer Brown LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments. Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes,” we have determined that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be [•]% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations —Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent

FWP-31

Notes” and based upon the comparable yield, we have determined that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $[•] at maturity.

Based upon the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2022	$[•]
2023	$[•]
2024	$[•]
2025	$[•]

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 9th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule provided herein is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note. We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Growth Opportunity Notes
Linked to the
HSBC Vantage+ Index (USD)
Excess Return

September 1, 2022

Free Writing Prospectus

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-20
Description of the Reference Asset	FWP-22
Information About the ETF Components	FWP-26
Events of Default and Acceleration	FWP-31
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-31
U.S. Federal Income Tax Considerations	FWP-31
Index Supplement
Index Constituent Sponsors and Index Constituents	S-2
The SPDR® S&P 500® ETF Trust	S-3
The iShares® Russell 2000 ETF	S-8
The Invesco S&P 500® Low Volatility Portfolio	S-11
The Invesco QQQ TrustSM, Series 1	S-13
The iShares® MSCI EAFE ETF	S-16
The iShares® 20+ Year Treasury Bond ETF	S-21
The iShares® iBoxx $ Investment Grade Corporate Bond ETF	S-22
The iShares® iBoxx $ High Yield Corporate Bond ETF	S-25
The iShares® MSCI Emerging Markets ETF	S-28
The iShares® J.P. Morgan USD Emerging Markets Bond ETF	S-29
The iShares® U.S. Real Estate ETF	S-30
The SPDR® Gold Shares	S-32
The iShares® TIPS Bond ETF	S-33
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-22
The MSCI Indices	S-24
The NASDAQ 100 Index®	S-31
The Nikkei Stock Average	S-34
The NYSE® FANG+™ Index	S-36
The PHLX Housing Sector Index	S-41
The Russell 2000® Index	S-45
The S&P 100® Index	S-48
The S&P 500® Index	S-55
The S&P 500® Low Volatility Index	S-62
The S&P BRIC 40 Index	S-65
The S&P MidCap 400® Index	S-68
The S&P/ASX 200 Index	S-75
The S&P 500® ESG Index	S-78
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58